Exhibit 99.1

An Innovative Manufacturer of Specialty Tapes,
Laminates, Sealants and Coatings

NEWS RELEASE

CHASE CORPORATION ANNOUNCES SECOND QUARTER RESULTS

RECORD REVENUES OF $31.4 MILLION

EARNINGS PER SHARE OF $0.18

Bridgewater, MA — April 7, 2010 — Chase Corporation (NYSE Amex: CCF) today reported revenues of $31.4 million for the quarter ended February 28, 2010.  This represents a record for the Company’s second fiscal quarter and an increase of 37% compared to $23.0 million in the second quarter of last year.  Net income of $1,626,000 increased $1,172,000 or 258% from $454,000 in the prior year period.  Earnings per diluted share of $0.18 in the second quarter of fiscal 2010 increased $0.13 from $0.05 per share in fiscal 2009.

For the six months ended February 28, 2010 revenues increased $6.0 million or 11% to $60.1 million compared to $54.1 million in the prior year period.  Net income was $3,749,000 or $0.42 per diluted share for the year to date period compared to $2,714,000 or $0.31 per diluted share in the comparable period in fiscal 2009.

Peter R. Chase, Chairman and Chief Executive Officer commented, “We are very pleased with the improvement in results.  As we said after the first quarter, there is excitement about our latest acquisitions and the opportunities they bring, now and in the future.  In addition, the electronics market has continued to rebound adding to both materials and assembly revenue.

“The new Westwood, MA operations center is now open allowing improved collaboration among all functional areas of management.  The Taunton, MA and the Albany, NY facilities both closed on schedule as leases expired.

“Looking ahead we are cautiously optimistic for the remainder of the year.  Our efforts to retain talented staff, control costs and hold market share during the recession are paying dividends as we begin to see recovery.  Our acquisition program remains a priority and we are well-positioned to finance growth.  As we enter the spring season, increased demand for our infrastructure products is expected and should help drive further improvement during the balance of the fiscal year.”

The following table summarizes the Company’s financial results for the quarter and six months ended February 28, 2010 and 2009.

	For the Three Months Ended		For the Six Months Ended
	February 28,		February 28,
All figures in thousands, except per share figures	2010	2009	2010	2009

Revenues	$31,389	$23,004	$60,120	$54,073

Costs and Expenses
Costs of products and services sold	21,650	17,640	40,404	39,199
Selling, general and administrative expenses	7,015	4,847	13,671	10,881

Operating income	2,724	517	6,045	3,993

Other income (expense)	(143)	204	(94)	315

Income before income taxes	2,581	721	5,951	4,308

Income taxes	955	267	2,202	1,594

Net income	$1,626	$454	$3,749	$2,714

Net income per diluted share	$0.18	$0.05	$0.42	$0.31

Weighted average diluted shares outstanding	8,778	8,678	8,779	8,669

The Company’s results include the impact of two strategic acquisitions completed during the current fiscal year.  C.I.M. Industries, Inc. (“CIM”) a private company whose high performance coatings and membranes have been “keeping liquids where they belong” for over 30 years was acquired in September 2009 and in December, Chase acquired the full range of ServiWrap® pipeline protection products from Grace Construction Products Ltd, a UK unit of W.R. Grace & Co.

The December acquisition of ServiWrap will complement the portfolio of the Company’s pipeline protection tapes, coatings and accessories and will extend its global customer base.  The total purchase price for this acquisition was £5.98 million (approximately US $9.7 million at the time of acquisition).  ServiWrap high performance tapes, that have been protecting offshore and onshore pipelines from corrosion around the world for over 30 years, is being sold and distributed by the Company’s wholly owned subsidiary, Chase Protective Coatings Limited.

The Company continues to have a healthy balance sheet with positive operating cash flows and a current ratio of 2.3.  It’s $10.0 million unsecured line of credit remains intact, $7.0 million was available as of February 28, 2010, and at favorable rates, currently less than 2.0%.

Chase Specialized Manufacturing

Revenues from this segment were $25.8 million in the current quarter compared to $19.0 million in the prior year period.  Increased revenues in the current quarter relate primarily to the CIM and ServiWrap acquisitions coupled with continued increased sales of Electronic Coatings.  This was partially offset by less demand for Wire & Cable and Transportation products.

Chase Electronic Manufacturing Services (EMS)

This operating segment had record revenues of $5.6 million in the current quarter compared to $4.0 million in the prior year quarter.  Increased demand and order activity from existing customers drove the improved results in the current quarter.  This market continues to see improvements compared to 2009.  Customer backlog for this segment increased to $10.1 million as of March 31, 2010 compared to $6.5 million as of August 31, 2009.

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:	(508) 279-1789 Ext. 219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a global manufacturer of tapes, laminates, sealants and coatings for high reliability applications, and provides contract assembly services for the electronics industry.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.